T. Rowe Price Goldman Sachs All Equity Access Fund N-2A

Exhibit 99.(k)(3)

T. ROWE PRICE INTERVAL FUNDS

MULTIPLE CLASS PLAN

WHEREAS, each fund listed in Appendix A (collectively the “Funds” and individually a “Fund”) are engaged in business as a closed-end management investment companies and is registered as such under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Funds have engaged T. Rowe Price Associates, Inc. (the “Adviser”) as their investment adviser;

WHEREAS, the Funds and Adviser are permitted to rely on an exemptive order1 (the “Exemptive Relief”) issued by the Securities and Exchange Commission (the “SEC”) that grants relief to allow the Funds to issue multiple classes of shares with varying sales loads and asset based service and/or distribution fees;

WHEREAS, pursuant to the Exemptive Relief, the Funds will become subject to Rule 18f-3 under the 1940 Act (“Rule 18f-3”), as if it were an open-end management investment company;

WHEREAS, the shares of beneficial interest of each of the Fund (the “Shares”) are divided into one or more separate classes;

WHEREAS, each Fund desires to adopt this multiple class plan pursuant to Rule 18f-3 (the “Plan”) so that it may issue multiple classes of Shares (each, a “Class,” and collectively, the “Classes”); and

WHEREAS, the Boards of Trustees of each Fund (hereinafter referred to as the “Board”, and each member, a “Trustee”), including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of each Fund(the “Independent Trustees”), in considering whether the each Fund should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and make a determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, is in the best interests of each Class individually, as well as the best interests of each Fund.

NOW, THEREFORE, each Fund hereby adopts the Plan.

The provisions of the Plan are:

1 In the Matter of T. Rowe Price OHA Flexible Credit Income Fund and OHA Private Credit Advisors II, L.P., Inv. Co. Act of 1940 Release No. 35327 (September 19, 2024).

A.	General Description of Classes

Each Fund offers offer three (3) Classes: Class A Shares, Class D Shares, and Class I Shares in reliance on the Exemptive Relief. In addition, pursuant to Rule 12b-1 under the 1940 Act, each Fund has adopted a Distribution and Shareholder Services Plan (the “12b-1 Plan”) under which certain Classes are subject to a sales load and a distribution and shareholder servicing fee. A general description of the fees applicable to each Class is set forth below.

1.	Class A. Class A Shares are subject to a front-end sales load of up to 3.50% of the investment amount. Class A Shares are subject to a distribution and/or shareholder servicing fee of up to 0.75% per year of the Funds’ average daily net assets attributable to Class A Shares under the 12b-1 Plan. With respect to Class A Shares, the minimum initial investment is $2,500 for regular and retirement accounts; subsequent investments may be made with at least $100. Class A shareholders who tender for repurchase of such shareholder’s Class A Shares such that they will have been held less than 365 days after purchase, as of the time of repurchase, will be subject to an early withdrawal charge of 2% as a percentage of proceeds.

2.	Class D. Class D Shares are subject to a front-end sales load of up to 1.50% of the investment amount. Class D Shares are subject to a distribution and/or shareholder servicing fee of up to 0.25% of the Funds’ average daily net assets attributable to Class D Shares under the 12b-1 Plan. With respect to Class D Shares, the minimum initial investment is $2,500 for regular and retirement accounts; subsequent investments may be made with at least $100. Class D shareholders who tender for repurchase of such shareholder’s Class D Shares such that they will have been held less than 365 days after purchase, as of the time of repurchase, will be subject to an early withdrawal charge of 2% as a percentage of proceeds.

3.	Class I. Class I Shares are not subject to a front-end sales load. Class I Shares are not subject to a distribution or shareholder servicing fee under the 12b-1 Plan. With respect to Class I Shares, the minimum initial investment is $1,000,000 for all accounts; subsequent investments with respect to Class I Shares may be made with any amount. Class I shareholders who tender for repurchase of such shareholder’s Class I Shares such that they will have been held less than 365 days after purchase, as of the time of repurchase, will be subject to an early withdrawal charge of 2% as a percentage of proceeds.

B.	Expense Allocation of Each Class

All expenses incurred by the Funds will be allocated among the respective Fund’s Classes based on the respective net assets of such Fund attributable to each Class, except that the net asset value and expenses of each Class will reflect the expenses associated with the 12b-1 Plan of that Class (if any) and shareholder servicing fees attributable to that particular Class (including transfer agency fees, if any).

Each Class of Shares may, by action of the Board or its delegate, also pay a different amount of the following fees and expenses, if any, but only to the extent they relate to a particular Class:

1.	administrative, accounting, and/or similar fees (each as described in the applicable Fund’s prospectus, as amended or supplemented from time to time) incurred by a specific Class;

2.	legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific Class materials such as shareholder reports, prospectuses and proxies;

3.	Blue Sky fees incurred by a specific Class;

4.	SEC registration fees incurred by a specific Class;

5.	expenses of administrative personnel and services required to support the shareholders of a specific Class;

6.	Trustees’ fees incurred as a result of issues relating to a specific Class;

7.	Auditor’s fees, litigation expenses, and other legal fees and expenses relating to a specific Class;

8.	incremental transfer agency fees and shareholder servicing and/or technology related expenses identified as being attributable to a specific Class;

9.	account expenses relating solely to a specific Class;

10.	incentive fees payable to the Adviser relating solely to a specific Class (if applicable);

11.	expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific Class; and

12.	any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Funds’ assets) actually incurred in a different amount by a Class or related to a Class’s receipt of services of a different kind or to a different degree than another Class, including reimbursement for any expense support provided to such Class.

C.	Voting Rights

Each Share of each Fund entitles the shareholder of record to one vote. Shareholders of each Class will vote separately as a class to approve any material increase in payments applicable to each Class authorized under the 12b-1 Plan and on other matters for which class voting is required under applicable law. In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

D.	Exchanges

Shares of a Class may be exchanged without payment of any exchange fee for Shares of another Class at their respective net asset values, to the extent provided in that Fund’s prospectus.

E.	Waivers and Reimbursements

Fees and expenses may be waived or reimbursed by the Adviser or any other service provider. Such waiver or reimbursement may be applicable to some or all of the Classes and may be in different amounts for one or more Classes.

F.	Income, Gains, and Losses

Income and realized and unrealized capital gains and losses shall be allocated to each Class of a Fund on the basis of the net asset value of that Class in relation to the net asset value of the applicable Fund.

Each Fund may allocate income and realized and unrealized capital gains and losses to each Share based on relative net assets (settled shares) of each Class of that Fund, as permitted by Rule 18f-3 under the 1940 Act.

G.	Dividends

Dividends paid by the Funds, with respect to their respective Classes, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any expenses relating to a Class will be borne exclusively by that Class.

H.	Class Designation

Subject to approval by the Board, the Funds may alter the nomenclature for the designations of one or more of its Classes.

I.	Additional Information

This Plan is qualified by and subject to the terms of the then-current prospectuses and statements of additional information for the applicable Funds and their respective Classes; provided, however, that none of the terms set forth in any such prospectus and statement of additional information shall be inconsistent with the terms of the Classes contained in this Plan.

J.	Effective Date

This Plan is effective with respect to each Fund upon approval by a majority of that Fund’s Trustees, including a majority of the Independent Trustees. This Plan may be terminated or amended at any time with respect to a Fund or a Class by a majority of that Fund’s Independent Trustees.

APPENDIX A TO FUND MULTIPLE CLASS PLAN

Fund Name	Effective Date
T. ROWE PRICE GOLDMAN SACHS PRIVATE MARKETS FUND	February 5, 2026
T. ROWE PRICE GOLDMAN SACHS ALL EQUITY ACCESS FUND	August 3, 2026